                                                                  Appendix A



FIRST AMENDMENT OF THE

AVON PRODUCTS, INC.

1993 STOCK INCENTIVE PLAN


        The Avon Products, Inc. 1993 Stock Incentive Plan ("1993 Plan") was approved by the Shareholders of Avon Products, Inc. ("Company") at the Company's Annual Meeting of Shareholders held May 6, 1993. Subject to approval by the Company's Shareholders at the Annual Meeting held May 1, 1997, the 1993 Plan is hereby amended, effective January 1, 1997, as follows:


        1. The definitions of "Committee" and "Stock" set forth in Section 1.1 of the 1993 Plan are amended to read as follows:

(d) "Committee" means the Compensation Committee of the Board of Directors, each member of which must be an "outside director" within the meaning of Section 162(m) of the Code;

(m)     "Stock" means the Company's common stock, $0.25 par value.


        2.  Section 2.4 is amended to read in its entirety as follows:

2.4     Eligibility and Limits   Stock Incentives may be granted to
officers and key employees of the Company and, subsequent to January 1, 1997, to non-management directors of the Company including non-management directors who serve on the Committee. Any other provisions of the Plan to the contrary notwithstanding, non-management directors shall be entitled to receive Stock Incentives in substantially similar amounts, subject to terms and conditions set forth in a separate Stock Incentive Program applicable only to non-management directors, approved by the Board of Directors. Incentive stock options, however, may be only granted to an employee of the Company or any subsidiary. In the case of incentive stock options, the aggregate Fair Market Value (determined as at the date an incentive stock option is granted) of stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Subsidiaries shall not exceed $100,000;
provided further, that if the limitation is exceeded, the incentive stock option(s) which cause the limitation to be exceeded shall be treated as non-qualified stock option(s).

        3.  Section 3.1(a) is amended to read in its entirety as follows:

3.1     Terms and Conditions of All Stock Incentives
        (a) The number of shares of Stock as to which a Stock Incen-tive shall be granted shall be determined by the Committee in its sole discretion, subject to the provisions of Section 2.2 as to the total number of shares available for grants under the plan.
The number of shares as to which Stock Options or Stock
Appreciation Rights may be granted to any one Participant during the term of the Plan, however, shall not exceed 10% of the Maximum Plan Shares that may be issued under the Plan.


        4. Except as provided above, the 1993 Plan shall continue in effect without additional amendment.


























                                    EXHIBIT 10.1